EXHIBIT 16
March 19, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Jefferies Group, Inc. and, under the date of February 26, 2010, we reported on the consolidated financial statements of Jefferies Group, Inc. as of and for the years ended December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009. On March 16, 2010, we were dismissed. We have read Jefferies Group, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 11, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Jefferies Group, Inc.’s statements that (i) the change was approved by the Audit Committee of the Board of Directors, and (ii) during each of the two most recent fiscal years and through the date of their report, Jefferies Group, Inc. did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on their consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2) of Regulation S-K.
Very truly yours,
/s/ KPMG LLP
New York, New York